Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Interlink Electronics, Inc.

Camarillo, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statements of our report dated April 5, 2007, relating to the consolidated financial statements and financial statement schedules of Interlink Electronics, Inc. for the year ended December 31, 2006, before the effects of the adjustments to retrospectively account for the Branded Products and OEM Remotes business segments as discontinued operations as described in Note 3 (the 2006 financial statements before the effects of the adjustments described in Note 3 are not presented separately herein), which are incorporated by reference in that Prospectus. Our report dated April 5, 2007 also contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Los Angeles, California

March 27, 2008